Exhibit 99.1

ENRON BOARD REPORTS PROGRESS ON PLANNED TRANSITION
FOR IMMEDIATE RELEASE: Thursday, June 6, 2002

           HOUSTON - Enron Corp.'s (ENRNQ) Board of Directors announced today key steps in furthering the planned transition of the membership of the Board to one composed of new independent directors. At a Board meeting today, the Board unanimously accepted the resignations, effective today, of the four remaining long-standing directors, Robert A. Belfer, Norman P. Blake, Dr. Wendy L. Gramm and Herbert S. Winokur, Jr. The Board also unanimously adopted resolutions electing Raymond S. Troubh as interim chairman of the Board and expressing unanimous support for the election of three candidates as new independent directors, pending a response on the three candidates from the company's Creditors' Committee, to whom the names were previously submitted pursuant to an established protocol.

           The Board announced in February 2002 its intent to conduct an orderly transition to a Board composed of new, independent directors. Today's resignations complete that process.

           Two long-standing directors, Messrs. Blake and Winokur, have indicated their willingness to serve as unpaid advisory directors to provide continuity of information to the Board in a brief transition period, if and as requested.

           The Board resolutions reflecting these actions are attached to this press release.

           Enron delivers energy and other physical commodities and provides other energy services to customers around the world. Enron's internet address is www.enron.com.

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                     RESOLUTIONS UNANIMOUSLY APPROVED BY THE
                        BOARD OF DIRECTORS OF ENRON CORP.
                        AT A MEETING HELD ON JUNE 6, 2002
RESOLUTION
----------

           WHEREAS, the Board of Directors of Enron Corp., an Oregon Corporation (the "Company"), has had an objective to reconstitute the Board in a prompt and orderly manner to a Board composed, at a minimum, of a majority of new independent Directors and, preferably, composed entirely of new independent Directors; and

           WHEREAS, in February 2002, the Board established a protocol with the Creditors' Committee of the Company to provide for the Creditors' Committee to review, interview and, if it elects, object to a candidate for Board membership prior to election of such candidate; and

           WHEREAS, the Board and the Restructuring Committee of the Board have been engaged in an extensive process to identify and consider highly qualified candidates as prospective members of the Board representing a range of talents, expertise and experience to benefit the Company; and

           WHEREAS, in partial furtherance of its objective, the Board has elected three new independent Directors in John A. Ballantine, Corbin A. McNeill, Jr., and Raymond S. Troubh, and the three individuals are currently serving as Directors; and

           WHEREAS, the Restructuring Committee of the Board has reviewed with the Board the outstanding credentials and accomplishments of three additional highly qualified candidates for new independent members of the Board and has recommended the three candidates for election as members of the Board; and

           WHEREAS, information on the three candidates has been provided to the members of the Creditors' Committee pursuant to the previously established protocol and the Creditors' Committee has not advised the Board that it has concluded its process for determining that it had no objections to the candidates or of the outcome of such process, if concluded, and, previously had indicated that it did not intend to complete such process;

           WHEREAS, the four remaining long-serving Directors of the Company, in light of their concurrence in the objective of reconstituting the Company's Board and stated belief that the search process for highly qualified new independent Directors has been successfully concluded, have submitted their resignations, effective at the close of business today; and

           WHEREAS, two long-standing Directors, Norman P. Blake and Herbert S. Winokur, Jr., have indicated their willingness to serve as unpaid Advisory Directors to provide continuity of information to the Board for a brief transition period, if and as requested;

           NOW, THERFORE, IT IS RESOLVED that, Raymond S. Troubh be elected interim Chairman of the Board; and

           FURTHER, the Board hereby expresses its unanimous support for the election of three candidates previously identified and reviewed as new independent Directors;

           WHEREAS, the Board also believes that a newly constituted Board of the Company composed of the three elected new independent Directors and the three candidates currently recommended for election would serve the best interests of the Company and its relevant constituencies, and that electing the three candidates promptly also would serve such interests;


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           FURTHER, the Board expresses the unanimous concurrence of the
Directors that the three candidates would have been elected as Directors to the Company at this meeting had the Creditors' Committee chosen to complete its process for determining that it had no objections to the proposed candidates and had, indeed, had no objections;

           FURTHER, it is resolved that the minutes of the June 4, 2002 meeting of the Restructuring Committee and the June 6, 2002 Board Meeting shall be circulated to the resigning members for their comments, and the text of this resolution (including all WHEREAS clauses) and any comments of the resigning members and continuing members of the Board shall be reflected in haec verba in the minutes of the meetings.


RESOLUTION
----------

           WHEREAS, at a meeting held on February 12, 2002, the Board stated its intent to effect an orderly reconstitution of the membership of the Board, including a reduction in the number of Directors to nine members to be effective on March 14, 2002; and

           WHEREAS, following the resignations from the Board of one Director effective February 14, 2002 and of six Directors, as planned, effective March 14, 2002, and the election of three new independent Directors and the resignations, as planned, of two Directors on May 31, 2002, a total of seven Directors currently serve and two vacancies currently exist; and

           WHEREAS, in light of the resignations of four remaining long-standing Directors to be effective at the end of the meeting of the Board held on June 6, 2002;

           IT IS RESOLVED, that the number of Director seats comprising the Board is hereby modified to a variable number to be determined by the maximum number of seats that would allow a quorum to be filled by the attendance of all elected Directors, so long as the total number of Director seats is nine or less total seats.












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